October 27, 2023
Matrix Advisors Funds Trust
10 Bank Street, Suite 590
While Plains, NY 10606
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated September 13, 2016 regarding the sale of an indefinite number of shares of the Matrix Advisors Dividend Fund, a series of Matrix Advisors Funds Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.
30090862.1